Exhibit 23.1

PLS CPA, A PROFESSIONAL CORPORATION

t4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

October 27, 2017

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Alpha Investment Inc of our report dated March 16, 2017, with respect to the balance sheets as of December 31, 2016 and 2015, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended December 31, 2016 and 2015, which appears on Form S-1 of Alpha Investment Inc. (formerly known as GGBY Inc).

Very truly yours,

/s/PLS CPA

____________________________

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board